Exhibit 10.32

December 5, 2023

Megan A. Morgan
1332 Blue Hills Avenue
Bloomfield, CT 06002
PRIVATE & CONFIDENTIAL

RE: Cash Retention Bonus Agreement
Dear Megan:
On behalf of Kaman Corporation (the “Company”), I am writing to inform you that, pursuant to the terms of this letter agreement (this “Agreement”), the Company is providing you with the opportunity to receive a cash retention bonus (a “Retention Bonus”). The Company is offering this Retention Bonus opportunity in light of the important role you are expected to play in our future success.
You will be entitled to receive a Retention Bonus in the amount of $166,405.00 subject to your continued employment with the Company through the third anniversary of the Effective Date set forth below (the “Completion Date”).
Your Retention Bonus, if earned, will be paid to you in a lump sum on the next regularly scheduled payroll date following the Completion Date, less applicable withholdings and deductions.
Reference is hereby made to that certain Change in Control Agreement, between you and the Company, dated as of June 8, 2022 (the “CIC Agreement”). Notwithstanding anything herein to the contrary, if your employment is terminated by the Company prior to the third anniversary of the Effective Date under circumstances which entitle you to severance payments and benefits under the CIC Agreement, without regard to whether a “Change in Control” has occurred for purposes thereof, or under any broad-based executive severance policy, plan or program maintained by the Company, the Completion Date shall be deemed to be the date of such termination and you shall be entitled to the Retention Bonus hereunder.
In addition, notwithstanding anything herein to the contrary, if your employment with or other service to the Company terminates prior to the third anniversary of the Effective Date because of death or Disability (as defined in Section 22(e)(3) of the Code), the Completion Date shall be deemed to be the date of such event.
You agree and acknowledge that the provisions of Section 2 (Protection of Company Interests) and Section 20 (Taxes; Limitation on Excess Parachute Payments) of the Restricted Stock Agreement between you and the Company, dated as of December 5, 2023 are hereby incorporated by reference into this Agreement as if first set forth herein and, without limiting any other provision of this Agreement, such provisions will continue to apply to you in accordance with their terms.
Neither this Agreement, nor any modification thereof, nor the payment of any benefits hereunder, will be construed as giving you the right to be retained in the service of the Company. Your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason. This Retention Agreement will be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to conflicts of laws principles.

Kaman Corporation I 1332 Blue Hills Avenue I Bloomfield, CT 06002 USA I P: +1 860.243.7100 I F: +1 860.243.6365 I kaman.com

If you are in agreement with the terms of this Agreement, please sign and date below and return it to me at your earliest opportunity, but no later than December 8, 2023.

Sincerely,
KAMAN CORPORATION

/s/ Ian Walsh
By: Ian K. Walsh
Its: President & Chief Executive Officer

Agreed to and accepted by:

/s/ Megan Morgan                        Effective Date:     12/5/2023
Megan Morgan

Kaman Corporation I 1332 Blue Hills Avenue I Bloomfield, CT 06002 USA I P: +1 860.243.7100 I F: +1 860.243.6365 I kaman.com